Exhibit 10.16
INTREPID POTASH, INC.
EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT (PRODUCTION)
Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), has granted you an award of performance units (the “Performance Units”) under the Intrepid Potash, Inc. Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Performance Unit Agreement (this “Agreement”). A Performance Unit is a bookkeeping entry that initially represents the right to receive one share of Intrepid's Common Stock on a date determined in accordance with this Agreement, subject to the risk of cancellation and forfeiture.
I. GRANT NOTICE

Grantee:	___________________
Number of Performance Units Granted:	___________________
Grant Date:	___________________
Performance Period:	___________________
Performance Measures and Targets:	See Exhibit A
Vesting Schedule:
The Performance Units will vest _________________, provided that you remain in continuous Service with Intrepid or an Affiliate from the Grant Date through the applicable installment date (each date, a “Vesting Date”).

II. TERMS AND CONDITIONS
1.Defined Terms; Conflicts. Except as defined in this Agreement, capitalized terms in this Agreement have the meanings assigned to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will govern.
2.Vesting; Payout of Performance Units. Except as provided otherwise in this Agreement, the Performance Units will vest in accordance with the Vesting Schedule set forth above and will be settled on the Vesting Dates in shares of Intrepid's Common Stock as described in this Section. On a date that is after the end of the Performance Period and before the first Vesting Date (the “Certification Date”), the Committee will certify the number of shares of Intrepid's Common Stock, if any, to be issued to you on each Vesting Date in settlement of the vested Performance Units in accordance with the performance measures and targets set forth on Exhibit A and the other terms and conditions of this Agreement (the “Certified Shares”). On each Vesting Date (or as soon as practicable thereafter, in any event no later than the date that is two and one-half months from the end of the calendar year that includes the Vesting Date), Intrepid will issue to you in full settlement of the vested Performance Units the applicable Certified Shares, if any. If on the Certification Date the Committee certifies that the number of Certified Shares is zero, all of your unvested Performance Units will immediately be forfeited and cancelled on the Certification Date.
3.Termination of Service; Forfeiture.
(a)General. Except as provided otherwise in this Agreement or the Plan, upon the termination of your Service prior to a Vesting Date for any reason other than your death or Disability, all of your unvested Performance Units will immediately be forfeited and cancelled.
(b)Death or Disability. If your Service terminates prior to a Vesting Date on account of your death or Disability, your Performance Units will vest in accordance with this Subsection.
(i)If your termination of Service occurs before the Certification Date, your unvested Performance Units will remain outstanding in full notwithstanding your termination of Service and will vest in full on the Certification Date. Within 30 days after the Certification Date (or as soon as practicable thereafter, in any event no later than the date that is two and one-half months from the end of the calendar year that includes the

Certification Date), Intrepid will issue to you (or your estate or heirs) in full settlement of your vested Performance Units a number of shares of Intrepid's common stock equal to (A) the total number of Certified Shares, multiplied by (B) a fraction, the numerator of which is the number of full months of the Performance Period prior to your termination of Service and the denominator of which is the number of full months in the Performance Period.
(ii)If your termination of Service occurs on or after the Certification Date, your unvested Performance Units will immediately vest in full on the date of your termination of Service. Within 30 days after the date of the termination of your Service (or as soon as practicable thereafter, in any event no later than the date that is two and one-half months from the end of the calendar year that includes the date of the termination of your Service), Intrepid will issue to you (or your estate or heirs) all Certified Shares in full settlement of your vested Performance Unit.
4.Leave of Absence. For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that is approved in writing by Intrepid or an Affiliate if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on the approved leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when your approved leave ends unless you immediately return to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.
5.Change of Control. In the event of a Change of Control (or a Change in Control, as defined in the Change-in-Control Severance Agreement, dated _____________, between Intrepid and Grantee), (a) all of your unvested Performance Units will vest in full immediately prior to the occurrence of the Change of Control (or Change in Control) and (b) Intrepid will issue to you the following shares of Intrepid's Common Stock in full settlement of each vested Performance Unit: (1) if the Change of Control (or Change in Control) occurs before the Certification Date, one share of Intrepid's Common Stock for each vested Performance Unit, or (2) if the Change of Control (or Change in Control) occurs on or after the Certification Date, the applicable Certified Shares for each vested Performance Unit. Notwithstanding the foregoing, Intrepid may, in its sole discretion, provide a cash payment or a combination of cash and shares of Intrepid's Common Stock to you in exchange for the cancellation of your outstanding Performance Units.
6.No Stockholder Rights; No Dividends. This grant of Performance Units does not entitle you to any rights as a stockholder of Intrepid unless and until the shares of Stock underlying the Performance Units have been issued to you. No cash or other dividends will be paid on the Performance Units. The effect of any changes in capitalization will be determined in accordance with the Plan.
7.Tax Withholding. Intrepid has the right to deduct from any payments otherwise due to you any federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance, vesting, or payment of any Performance Units or shares of Stock. At the time of issuance, vesting, or payment, you will pay to Intrepid the amount that Intrepid determines is necessary to satisfy the Minimum Statutory Withholding obligation. You may elect to pay this amount, in whole or in part, (a) in cash, (b) by causing Intrepid to withhold shares of Stock otherwise issuable to you, or (c) by delivering to Intrepid unrestricted shares of Stock you already own. Your election will be irrevocable and must be made in advance and in accordance with Intrepid's Insider Trading Policy, Stock Ownership Guidelines, and any other applicable policies or procedures. If you do not make a proper election in accordance with this Section, Intrepid will automatically withhold shares of Stock otherwise issuable to you to satisfy the Minimum Statutory Withholding obligation.
The number of shares of Stock delivered or withheld under this Section will be determined by Intrepid and will not exceed the number of shares of Stock with an aggregate Fair Market Value that exceeds the Minimum Statutory Withholding obligation. The Fair Market Value of the shares delivered or withheld will be determined by Intrepid as of the date that the amount of tax to be withheld is to be determined.
8.Committee Discretion. The Committee has complete and full discretionary authority to make all decisions and determinations under this Agreement, and all decisions and determinations by the Committee will be final and binding upon all persons, including, but not limited to, you and your personal representatives, heirs and assigns.

9.Not Transferable. The Performance Units may not be sold, assigned, hypothecated, pledged, or otherwise transferred or encumbered in any manner except (a) by will or the laws of descent and distribution or (b) as otherwise permitted pursuant to the Plan.
10.Investment Representations. The Committee may require you (or your estate or heirs) to represent and warrant in writing that the shares of Stock are being acquired for investment and without any present intention to sell or distribute the shares and to make any other representations that Intrepid or its counsel deems necessary or appropriate.
11.No Right to Continued Service. Neither the grant of Performance Units nor this Agreement gives you the right to continue Service with Intrepid or its Affiliates in any capacity. Intrepid and its Affiliates reserve the right to terminate your Service at any time and for any reason not prohibited by law.
12.Covenants. You expressly covenant and agree (a) not to divulge to others or use for your own benefit any confidential information relating to the business and operations of Intrepid or any of its Affiliates obtained during your Service and (b) during and for 12 months after your Service ends, not to solicit or otherwise induce, directly or indirectly, any current employee of Intrepid or its Affiliates to leave employment in order to work for any other person or entity.
13.Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations between the parties.
14.Governing Law. The validity and construction of this Agreement and the Plan will be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.
15.Binding Effect. This Agreement will be binding upon and inure to the benefit of Intrepid and you and Intrepid's and your respective heirs, executors, administrators, legal representatives, successors, and assigns.
16.Consent to Electronic Communications. You agree that Intrepid may provide you with any communications associated with this Award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this Award or notices or disclosures about a change in the terms and conditions of this Award.
17.Tax Treatment; Section 409A. You may incur tax liability as a result of the issuance, vesting, or settlement of the Performance Units, or amounts payable or paid under this Agreement or the disposition of any resulting shares of Stock. You should consult your own tax adviser for tax advice.
Performance Units are generally intended to be exempt from Section 409A of the Code (“Section 409A”) as a short-term deferral and, accordingly, the terms of this Agreement will be construed to preserve such exemption. However, under certain circumstances, payments or benefits upon settlement of Performance Units may be subject to Section 409A. To the extent that Grantee and this Agreement are subject to Section 409A, this Agreement will be interpreted and administered in accordance with the intent that Grantee not be subject to tax under Section 409A. In the event that Grantee is determined to be a “specified employee” within the meaning of Section 409A, any payments on account of termination of Service will be accumulated and paid without interest on the first business day following the date that is six months after the date of Grantee's termination of Service to the extent required to avoid any adverse tax consequences under Section 409A. For purposes of this Agreement, “separation from service” and “disability” will have the meanings as defined under Section 409A and references to termination of Service will mean a “separation from service” to the extent required for compliance with Section 409A. Each amount to be paid under this Agreement will be construed as a separate identified payment for purposes of Section 409A.
The Committee, in its sole discretion and without Grantee's consent, may amend or modify this Agreement in any manner and delay payment of any amounts payable to satisfy the requirements of Section 409A. Notwithstanding any provision of this Agreement or the Plan to the contrary, in no event will Intrepid or any of its Affiliates be liable to Grantee or any other person on account of an Award's failure to (a) qualify for favorable U.S. tax treatment or (b) avoid adverse tax treatment under U.S. law, including, without limitation, Section 409A.
18.Recoupment of Award. This Award is subject to the provisions of the Plan pertaining to recoupment of Awards.

19.Modification of Agreement. This Agreement may be modified or amended only by the written consent of Intrepid and you, except to the extent permitted by Section 17 (regarding Section 409A) or the Plan.

[Intrepid Signature Page Follows]

This Performance Unit Agreement is executed on behalf of Intrepid by its authorized officer on the date set forth below.
INTREPID POTASH, INC.

By:
Jamie N. Whyte
Executive Vice President of Human
Resources and Risk Management

Date:

[Grantee Signature Page Follows]

For your grant of Performance Units to be valid, you must sign and date this Acknowledgment and Agreement and return it to Intrepid no later than 30 days after the Grant Date.
ACKNOWLEDGMENT AND AGREEMENT
I acknowledge that I have received, and have had an opportunity to review, this Agreement, the Plan, and the related Plan Prospectus. I agree to all of the terms and conditions described in this Agreement and the Plan.

GRANTEE

Signature

Print Name:

Date:

Attachments:
Exhibit A - Performance Measures and Targets
Equity Incentive Plan
Equity Incentive Plan Prospectus

EXHIBIT A
PERFORMANCE MEASURES AND TARGETS (PRODUCTION)
The number of shares of the Company's Common Stock, if any, that will be issued to Grantee in settlement of vesting Performance Units in accordance with, and subject to the terms and conditions of, the Agreement will be determined by measuring the Company's combined actual production tons of potash and langbeinite in ____ as compared to the Company's pre-established forecast for ____ using the payout grid below. The combined forecast production tons of potash and langbeinite for ____ is _________ tons. The exact number of shares to be issued for each vesting Performance Unit will be interpolated based on the actual results for ____.

If the Percentage of Forecast Attained Is:	Then the Number of Shares of the Company's Common Stock To Be Issued Will Equal the Following Percentage Multiplied by the Number of Vesting Performance Units:
115% or Higher	150%
112%	140%
109%	130%
106%	120%
103%	110%
100%	100%
96%	90%
92%	80%
88%	70%
84%	60%
80%	50%
Lower than 80%	—%

For avoidance of doubt:

•
If the Percent of Forecast Attained is higher than 115%, then the number of shares to be issued will equal 150% multiplied by the number of vesting Performance Units. In other words, the maximum number of shares that will be issued to Grantee is 150% of the number of vesting Performance Units.

•	If the Percent of Forecast Attained is lower than 80%, then no shares will be issued.

All share calculations will be rounded down to the nearest whole share.